Exhibit 3.a.iii

       Addition of Article Ten to the Company's Articles of Incorporation
       ------------------------------------------------------------------

The  Company's  Articles of  Incorporation  were amended on July 21, 1998 to add
Article X.

                                            Article X
                                            ---------

              Every shareholder entitled to vote at an election of directors is entitled to multiply the number of votes he is entitled to cast by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. This right of cumulative voting shall not be exercised unless (i) the meeting notice or proxy statement accompanying the notice states conspicuously that cumulative voting is authorized; or
         (ii) some shareholder or proxy holder announces in open meeting, before the voting for directors starts, his intention so to vote cumulatively; and if such announcement is made, the chair shall declare that all shares entitled to vote have the right to vote cumulatively and shall thereupon grant a recess of not less than two (2) days, nor more than seven (7) days, as he shall determine, or of such other period of time as is unanimously agreed upon.